Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports
Second Quarter Operating Results

Minneapolis, MN—August 6, 2014—Appliance Recycling Centers of America, Inc. (NASDAQ:ARCI), a leading provider of appliance recycling and retailing services, today reported operating results for the second quarter ended June 28, 2014.
Revenues for the second quarter of 2014 were $33.2 million, up 3% compared with the same period in 2013, as a result of a 21% increase in appliance replacement sales within the recycling division. Operating income in the second quarter was $1.2 million and grew 1% compared with the same period of 2013. Net earnings for the second quarter of 2014 were $0.6 million, or $0.10 per diluted share, compared with $0.8 million, or $0.13 per diluted share, reported in the second quarter of last year. The decline in quarter-over-quarter net earnings was primarily the result of income taxes. In the second quarter of 2013, the company reduced its effective tax rate by utilizing net operating losses with a corresponding valuation allowance that was not repeated in 2014.
For the six months ended June 28, 2014, total revenues increased 6% to $66.7 million, compared with revenues of $62.7 million for the same period in the prior year. Overall, the company reported net income for the six months ended June 28, 2014, of $1.6 million, or $0.27 per diluted share, compared with $1.0 million, or $0.17 per diluted share, for the same period in the prior year.
“ARCA reported another profitable quarter on increased revenues,” said Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. “We’re especially pleased with the revenue and unit volume growth in appliance replacements, which shows the unique value of ARCA’s turnkey, three-dimensional business model.” ARCA combines wholesale access to multiple appliance brands; an established national delivery, installation and haul-away infrastructure; and a multi-site, environmentally responsible recycling system.
From time to time, the company is subject to sales and use tax audits that could result in additional taxes, penalties and interest owed to various taxing authorities. The California Board of Equalization is currently conducting a sales and use tax examination covering the company’s California operations for 2011, 2012 and 2013. A large portion of the California operations in those years consisted of appliance replacement sales under programs conducted by utility companies on which the company did not assess, collect or remit sales tax. For several reasons, including the fact that these appliance replacement programs benefit low-income utility customers with ratepayer funds, the company believes such transactions could be exempt from taxation. It is possible that the California Board of Equalization will disagree with the company’s position and assess taxes, penalties and interest in an amount that is material to its financial position and results of operations. The company intends to vigorously advance and defend its position in cooperation with local utilities and governmental regulatory entities should taxes, penalties and interest be assessed by the California Board of Equalization. At this time, the company cannot estimate a range of potential impact on its consolidated financial statements.

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Retail Appliance Sales

ApplianceSmart, Inc., the company’s retail division, posted sales of $17.5 million for the second quarter, a decrease of $0.3 million, or 2%, compared with the same period of 2013. The decline was due mainly to a reduction in same-store sales of $0.2 million, or 1%, and the closure of a store during the second quarter of 2013. For the second quarter of 2014, ApplianceSmart reported an operating loss of $43,000, compared with operating income of $129,000 (which included the effect of a $348,000 favorable inventory reserve adjustment) in the same period of the prior year.
Brad Bremer, president of ApplianceSmart, commented, “Considering that last year’s second quarter results included significant favorable inventory adjustments, our retail appliance business actually showed improved quarter-over-quarter operating performance.” Bremer added, “And this was in spite of considerable market competition and pricing pressure.”
Recycling Revenues
ARCA Recycling, Inc. grew the combination of its appliance recycling fees and appliance replacement revenues by $1.3 million to $11.5 million in the second quarter of 2014. Appliance replacement revenues increased $1.5 million, while appliance recycling fees declined $0.2 million. Appliance replacement unit volume in the second quarter of 2014 grew by 15% while the company’s recycling-only program volumes decreased by 1% due mainly to the cancellation of two contracts by the utilities supporting the programs.
Mark Eisenschenk, president of ARCA Recycling, Inc. and chief operating officer of ARCA, said, “We’re pleased with the success of our appliance replacement programs. Strategically we are continually working to grow this segment of our business across North America because it perfectly fits our core capabilities.” He added, “Program durations and funding levels can be unpredictable - one major contract that provided a significant portion of our appliance replacement revenue this year is expected to expend its 2014 budget by the end of the third quarter.” Mr. Eisenschenk noted that although this particular program began in 2010 and has obtained additional funding several times, most recently earlier this year, there is no assurance of future funding.
Byproduct Revenues
The company’s byproduct revenues, excluding the AAP joint venture in Philadelphia, grew $0.1 million to $1.6 million, compared with the second quarter of 2013. The increase is principally a function of an increase in the volume of recyclable appliances and to a lesser extent receiving higher scrap prices for certain materials.
Revenues from AAP are reported in byproduct revenues. Such revenues declined $0.1 million to $2.6 million, compared with $2.7 million in the second quarter of 2013. AAP’s gross margin improved to 21%, compared with 16% in the same period of 2013, as a result of a reduction in the cost of appliances purchased under contract. AAP’s operating income for the second quarter improved by $57,000 compared with the same period of 2013.
Liquidity and Capital Resources
Cash and cash equivalents were $2.5 million as of June 28, 2014, compared with $1.9 million as of December 28, 2013. As of June 28, 2014, the company had excess available borrowing capacity under its revolving line of credit of $5.8 million

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compared with $4.0 million as of December 28, 2013. Net working capital increased $2.3 million to $12.9 million as of June 28, 2014, compared with $10.6 million as of December 28, 2013.
Conference Call Information
In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, August 7, 2014, at 10:00 a.m. CDT. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 800-682-9959. A replay of the conference call will be available on the company’s website, www.ARCAInc.com, approximately 24 to 48 hours after the completion of the call.
About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	June 28, 2014	December 28, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,534	$1,948
Accounts receivable, net of allowance of $43 and $27, respectively	11,839	12,278
Inventories, net of reserves of $227 and $175, respectively	17,345	16,654
Income taxes receivable	111	82
Other current assets	782	622
Deferred income tax assets	523	523
Total current assets	33,134	32,107
Property and equipment, net	11,718	11,424
Restricted cash	—	500
Other assets	840	927
Deferred income taxes	21	21
Total assets (a)	$45,713	$44,979

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,415	$5,880
Accrued expenses	3,970	4,806
Line of credit	8,371	9,661
Current maturities of long-term obligations	1,196	1,131
Income taxes payable	270	—
Total current liabilities	20,222	21,478
Long-term obligations, less current maturities	5,592	5,447
Deferred income tax liabilities	1,092	1,092
Total liabilities (a)	26,906	28,017

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,581 shares and 5,571 shares, respectively	21,010	20,846
Accumulated deficit	(3,768)	(5,331)
Accumulated other comprehensive loss	(475)	(464)
Total shareholders' equity	16,767	15,051
Noncontrolling interest	2,040	1,911
	18,807	16,962
Total liabilities and shareholders' equity	$45,713	$44,979

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA's consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $20,242 and $9,949 as of March 29, 2014 and December 28, 2013, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $2,211 and $1,874 as of March 29, 2014 and December 28, 2013, respectively.

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Revenues:
Retail	$17,461	$17,801	$34,062	$35,860
Recycling	11,539	10,260	23,607	18,560
Byproduct	4,211	4,212	9,034	8,277
Total revenues	33,211	32,273	66,703	62,697

Costs of revenues	24,707	23,778	48,754	46,292
Gross profit	8,504	8,495	17,949	16,405
Selling, general and administrative expenses	7,296	7,295	14,671	14,780
Operating income	1,208	1,200	3,278	1,625

Other income (expense):
Interest expense, net	(205)	(322)	(446)	(605)
Other income (expense), net	43	(7)	12	(20)
Income before income taxes and noncontrolling interest	1,046	871	2,844	1,000
Provision for income taxes	462	145	1,152	145
Net income	584	726	1,692	855
Net loss (income) attributable to noncontrolling interest	8	42	(129)	97
Net income attributable to controlling interest	$592	$768	$1,563	$952

Income per common share:
Basic	$0.11	$0.14	$0.28	$0.17
Diluted	$0.10	$0.13	$0.27	$0.17

Weighted average common shares outstanding:
Basic	5,581	5,556	5,579	5,556
Diluted	5,892	5,709	5,877	5,696

Net income	$584	$726	$1,692	$855
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	70	(78)	(11)	(136)
Total other comprehensive income (loss), net of tax	70	(78)	(11)	(136)
Comprehensive income	654	648	1,681	719
Comprehensive loss (income) attributable to noncontrolling interest	8	42	(129)	97
Comprehensive income attributable to controlling interest	$662	$690	$1,552	$816

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